Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-166764, 333-140992, 333-140991, 333-134005, 333-57506, 333-67173, 333-81302, 333-85842, 333-85846 and 333-119866) of Crown Holdings, Inc. of our report, dated February 29, 2012, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the presentation of comprehensive income and the adjustments to the condensed combining balance sheet of Crown European Holdings SA at December 31, 2011 discussed in Note A, as to which the date is January 3, 2013, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Form 8-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

January 3, 2013